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                                                     GENERAL REPORTING RULES                                                 2311
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[Par. 2311]  SCHEDULE 13D-INFORMATION TO BE INCLUDED IN STATEMENTS FILED
PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d
2(a), OFFICIAL TEXT.
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                                                                                                          OMB APPROVAL
                                                                                                  -------------------------------
                                                                                                   OMB NUMBER:   3236-0145
                                                                                                   EXPIRES:  OCTOBER 31, 1994
                                                                                                   ESTIMATED AVERAGE BURDEN
                                                           UNITED STATES                           HOURS PER FORM . . . . .14.90
                                                SECURITIES AND EXCHANGE COMMISSION                 ------------------------------
                                                       WASHINGTON,D.C. 20549


                                                           SCHEDULE 13D

                                             UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                                     (AMENDMENT NO._________)*


                                                      SC&T INTERNATIONAL INC.
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                                                         (NAME OF ISSUER)


                                                     SERIES A PREFERRED STOCK
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                                                  (TITLE OF CLASS OF SECURITIES)


                                      N/A
                                     ---------------------------------------------------------
                                                          (CUSIP NUMBER)

RANA INVESTMENT COMPANY
DR. FAHAD ALMUBARAK, P.O. BOX 60148, RIYADH 11545 KINGDOM OF SAUDI ARABIA
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                 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)


                                    -----------------------------------------------------------
                                      (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

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If the filing person has previously filed a statement on Schedule 13D to report this acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                           GENERAL REPORTING RULES


                                 SCHEDULE 13D

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CUSIP NO.  N/A                                                                                          PAGE 2 OF 2 PAGES
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                RIC Investment Fund, Ltd.

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                           (a) [ ]
                N/A                                                                                                 (b) [ ]

3       SEC USE ONLY

4       SOURCE OF FUNDS*

                INVESTMENT FUND - OFFSHORE

5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(a) OR 2(e)                         [ ]
                N/A

6       CITIZENSHIP OR PLACE OF ORGANIZATION

                KINGDOM OF SAUDI ARABIA

     NUMBER OF          7       SOLE VOTING POWER
      SHARES                        N/A
   BENEFICIALLY
    OWNED BY            8       SHARED VOTING POWER
      EACH                          N/A
    REPORTING
     PERSON             9       SOLE DISPOSITIVE POWER
      WITH                          N/A

                       10       SHARED DISPOSITIVE POWER
                                    N/A

11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                US $400,000/=

12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*               [ ]
                N/A

13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                100%

14      TYPE OF REPORTING PERSON*
                INVESTMENT MANAGEMENT COMPANY - FOREIGN
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                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

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                           GENERAL REPORTING RULES



SIGNATURE
        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      October 25, 1996                          /s/ Mazen Hassounah
---------------------------                     ---------------------------
           Date                                         Signature

                                                MAZEN HASSOUNAH/Director
                                                ---------------------------
                                                      Name/Title

        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

    ATTENTION:  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
               FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)